Exhibit 10.13

              DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
                                     OF THE
                      JOHN HANCOCK FINANCIAL SERVICES, INC.

                (As Amended and Restated as of February 5, 2001)

1.    Purpose:

      To permit an Eligible Director of John Hancock Financial Services, Inc. ("Company") and John Hancock Life Insurance Company to defer the receipt of Compensation to some future date or dates.

2.    Eligible Director:

      The term Eligible Director shall mean any person serving on the Company's or John Hancock Life Insurance Company's Board of Directors or any Committee thereof who is not an employee of the Company.

3.    Election to Defer:

      A. Prior to the beginning of each calendar year, an Eligible Director wishing to defer receipt of Compensation shall make an irrevocable election on a form provided by the Company (and substantially in the form of Exhibit 2 attached hereto), to defer Compensation to be earned in the subsequent calendar year. Any person who becomes an Eligible Director during a calendar year may within 30 days of such event make an election to defer Compensation earned after the election.

      B. An election to defer the receipt of compensation may be made with respect to either the Director's entire annual retainer or all of his attendance fees, or to both the retainer and the attendance fees.

      C. Eligible Directors who do not file an election to defer shall be deemed to have elected to receive Compensation in the year earned.

5.    Payment of Deferred Compensation:

      A. Eligible Directors electing to defer Compensation shall specify that payment of Deferred Compensation shall be made:

            1. As soon as practicable after the occurrence of one of the following events:

                  a. Termination of services as an Eligible Director for any reason, or

                  b. A specific date not less than 5 years from the date of election, and,

            2.    In one of the following methods:

                  a.    Lump sum payment,

                  b.    Annual installments for no more than 20 years, or,

                  c.    Full cash refund annuity.

      B. If an Eligible Director dies before payment of all or any part of his or her Deferred Compensation, the balance owned will be paid in a lump sum as soon as practicable to the beneficiary designated for the purpose on a


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      form provided by the Company (and substantially in the form of Exhibit 2 hereto), or if no beneficiary is so designated, to the Director's estate.

      C. If any Eligible Director becomes permanently disabled before payment of all or any part of his or her Deferred Compensation, the balance owned will be paid as soon as practicable in the manner elected unless, in the discretion of the Board, upon request of the Eligible Director, a different method is approved. The determination of permanent disability shall be made by a doctor selected by the Policy Committee of the Company.

      D. In the best interests of the financial integrity and administration of the Plan, the Board may at any time accelerate the election made by an Eligible Director as to distribution with the result that a term of years may be shortened, or a lump sum may be substituted for a term of years, or an annuity option prior to the annuity purchase date.

6.    Interest on Deferred Compensation:

      A. The amount of Deferred Compensation owned by an Eligible Director in any year, including amounts not yet paid under an election to receive annual installment payments, shall be increased on December 31 of each year by an amount equal to: (a) the annual rate of interest for that year for ten-year Treasury Constant Maturities, multiplied by (b) one-half the sum of the balance owing on January 1 and on December 31 of such year prior to adding such interest.

      B. The amount added in accordance with Paragraph A above shall become part of the balance owing on each successive January 1.

      C. At the time of the lump sum payment of Deferred Compensation, whether by reason of an election or an acceleration pursuant to Section 5D, an Eligible Director shall be entitled to receive interest at a rate equal to the annual rate for ten-year Treasury Constant Maturities for that portion of the calendar year preceding the distribution multiplied by one-half the sum of the balance owing on January 1 and on the last day of the month preceding the distribution.

      D. Notwithstanding the above, effective as of February 5, 2001, an Eligible Director may elect (in increments of 25%, 50%, 75%, or 100%) to invest his Deferred Compensation in the form of deferred stock units of the Company. Deferred stock units are not actual shares of stock and cannot be settled in or surrendered for shares of stock. Instead, they are distinct investments administered by the Company under this Plan that provide a return on the deferred amount equal to the return that would occur if the deferred amount were actually used to purchase shares of the Company's common stock ("JHFS Stock"), including the immediate reinvestment of cash dividends when paid into shares of JHFS Stock. Holders of deferred stock units have no voting rights or any attributes of stock ownership other than such equivalent economic return. The number of deferred stock units received by each Eligible Director electing under this paragraph upon each deferral shall be equal to the amount of each deferral divided by the per share Fair Market Value (as then defined in the Company's 1999 Long-Term Stock Incentive Plan) of JHFS Stock on the effective date of the deferral.

7.    Plan Obligations:

      A. The obligations of this Plan will be unfunded and constitute a mere promise by the Company to pay Deferred Compensation to Eligible Directors or their beneficiaries who shall have the status of general unsecured creditors.

      B. The Company shall not be required to reserve or otherwise set aside funds to meet the obligations under this Plan and such obligations shall neither be subject to anticipation, alienation, sale, transfer, assignment, ledge or encumbrance by an Eligible Director or Beneficiary, nor subject to attachment or garnishment by creditors thereof.


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      C. The obligations of the Plan shall be binding upon the Company and its successors and upon the Eligible Directors and their personal representatives, next of kin and beneficiaries.

8.    Amendment:

      This Plan may be amended or terminated by the Board at any time.

      Notwithstanding the above, for two years after a Change of Control occurs, the Plan may not be terminated, nor may the Plan be amended if such amendment would serve to reduce the amount of benefits provided under this Deferred Equity Rights Program below the amount that would have been payable on the date immediately preceding the date the Change of Control occurred or in any way adversely affect the rate or amount of benefit vesting or benefit accrual as compared to the rate or amount of benefit vesting or benefit accrual in effect on the date immediately preceding the date the Change of Control occurred.

      A "Change of Control" shall be deemed to have occurred if:

             (i) any Person (as defined below) has acquired "beneficial ownership" (within the meaning of Rule 13d-3, as promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of securities of the Company representing 30% or more of the combined Voting Power (as defined below) of the Company's securities;

             (ii) as a result of a solicitation subject to Rule 14a-11 under the Exchange Act (or any successor rule thereto), the persons who were directors of the Company immediately before such solicitation shall cease to constitute at least a majority of the Board or the Board of Directors of any successor to the Company; or

             (iii) the stockholders of the Company approve a merger, consolidation, share exchange, division, sale or other disposition of substantially all of the assets of the Company (a "Corporate Event"), as a result of which the shareholders of the Company immediately prior to such Corporate Event (the "Company Shareholders") shall not hold, directly or indirectly, immediately following such Corporate Event a majority of the Voting Power of
             (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of substantially all of the Company's assets, each surviving, resulting or acquiring corporation.

      A specified percentage of "Voting Power" of a company shall mean such number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors and "Voting Securities" shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors.


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